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                                                                   Exhibit 10.15


                                                                  EXECUTION COPY



                           PURCHASE AND SALE AGREEMENT

                                     Between

                                 MSDW 745, LLC,

                                     SELLER,


                                       and


                                   LB 745 LLC


                                   PURCHASER.



                                    PREMISES:
                               745 Seventh Avenue
                               New York, New York


                                October 19, 2001


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                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----

1.     DEFINITIONS...........................................................1


2.     PURCHASE AND SALE.....................................................4


3.     ACCESS TO PREMISES....................................................5


4.     PURCHASE PRICE AND DEPOSIT............................................7


5.     STATUS OF THE TITLE...................................................8


6.     TITLE INSURANCE; LIENS................................................9


7.     APPORTIONMENTS........................................................12


8.     PROPERTY NOT INCLUDED IN SALE.........................................14


9.     CERTAIN COVENANTS OF SELLER...........................................14


10.    ASSIGNMENTS BY SELLER AND ASSUMPTIONS BY PURCHASER; EMPLOYEES.........15


11.    REPRESENTATIONS.......................................................16


12.    DAMAGE AND DESTRUCTION................................................21


13.    CONDEMNATION..........................................................22


14.    BROKERS AND ADVISORS..................................................24


15.    TAX REDUCTION PROCEEDINGS.............................................24


16.    TRANSFER TAXES, RECORDING CHARGES AND SALES TAXES.....................25


17.    CONDITIONS OF CLOSING; DELIVERIES TO BE MADE ON THE CLOSING DATE......26


18.    CLOSING DATE..........................................................30


19.    NOTICES...............................................................31


20.    DEFAULT BY PURCHASER OR SELLER........................................32


21.    FIRPTA COMPLIANCE.....................................................33


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                                                                            Page
                                                                            ----

22.    ENTIRE AGREEMENT......................................................33


23.    AMENDMENTS............................................................34


24.    WAIVER................................................................34


25.    PARTIAL INVALIDITY....................................................34


26.    SECTION HEADINGS......................................................34


27.    GOVERNING LAW.........................................................34


28.    PARTIES; ASSIGNMENT AND RECORDING.....................................34


29.    CONFIDENTIALITY AND PRESS RELEASES....................................35


30.    FURTHER ASSURANCES....................................................36


31.    THIRD PARTY BENEFICIARY...............................................36


32.    JURISDICTION AND SERVICE OF PROCESS...................................36


33.    WAIVER OF TRIAL BY JURY...............................................37


34.    MISCELLANEOUS.........................................................37


35.    ORGANIZATIONAL REPRESENTATIONS........................................38


36.    CERTAIN GROUND LEASE PROVISIONS.......................................38


37.    CONDITION OF PREMISES AT CLOSING......................................40


38.    LIMITATION ON EMPLOYMENT..............................................41


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Schedules

A.       Description of the Land
B.       Easements, Conditions, Restrictions and Encumbrances
C.       Assumed Contracts
D.       Building Plans
E.       Interior Improvement Plans
F.       FF&E Specifications
G.       Hoist Related Work
H.       Employees
I.       Litigation Schedule
J.       Insurance Schedule
K.       IT Equipment Specifications
L.       Exterior Signs Specifications
M.       Notice to Landlord
N.       [Intentionally Deleted]
O.       Global IT Agreements



Exhibits

1.       Form of Deed
2.       Form of Assignment and Assumption of Ground Lease
3.       Form of Bill of Sale
4.       Form of FIRPTA Affidavit
5.       Form of Assignment and Assumption of JV Option Agreement
6.       Form of Assignment of Option to Lease Space Agreement
7.       Form of Assignment and Assumption of Contracts
8.       Form of General Assignment and Assumption Agreement
9.       Form of Substitute Guaranty
10.      Form of Opinion
11.      Form of Assignment of Management Agreement
12.      Form of Assignment of Plaza Agreement
13.      Form of Assignment of Publicity Agreement
14.      Form of Assignment of Rental Agency Agreement
15.      Agreement as to Post Closing Obligations


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         PURCHASE AND SALE AGREEMENT (this "AGREEMENT") made as of the 19day of
October, 2001 between MSDW 745, LLC, a Delaware limited liability company, having an address at 1633 Broadway, New York, N.Y. 10036 ("SELLER") and LB 745 LLC, a Delaware limited liability company, having an address at 101 Hudson Street, Jersey City, New Jersey 07302 ("PURCHASER").

                              W I T N E S S E T H :
                              - - - - - - - - - -

         WHEREAS, Seller is (i) the tenant under a ground lease (the "GROUND LEASE") dated November 19, 1998 between Rock-Forty-Ninth LLC ("LESSOR"), as landlord, and Seller, as tenant, of certain plots, pieces and parcels of land ("Land") more particularly described in SCHEDULE A annexed hereto and known as 745 Seventh Avenue, New York, New York (the Land and Seller's interest therein under the Ground Lease, the "GROUND LEASEHOLD"), (ii) the owner of the building and other improvements (collectively, the "BUILDING") located on the Land, (iii) the owner of certain interior improvements affixed to and located on the floors of the Building (the "INTERIOR IMPROVEMENTS"), (iv) the owner of certain furniture fixtures and equipment located or to be located in the Building upon the completion of the Interior Improvements (the "FF&E"), (v) the owner of certain technological equipment (the "IT EQUIPMENT"), and (vi) the owner of certain exterior signage (the "EXTERIOR SIGNS") (the Ground Leasehold, the Building, the Interior Improvements and the Exterior Signs are hereinafter sometimes collectively referred to as the "PREMISES" and the FF&E and IT Equipment are sometimes collectively hereinafter referred to as the "PERSONAL PROPERTY");

         WHEREAS, Seller desires to cause the sale, assignment, transfer and conveyance of its interests in and to the Premises and the Personal Property to Purchaser in accordance with the terms and provisions of this Agreement, and Purchaser desires to purchase such interests from Seller upon the terms more particularly set forth in this Agreement;

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

l.       DEFINITIONS.

         2001/2002 Tax Year                           Section 15
         AAA                                          Section 12(c)
         Adjourned Closing Date                       Section 6(a)
         Agreement                                    Preamble
         Apportionment Date                           Section 7(a)
         Approvals                                    Section 37

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         Approved Commitment Items                    Section 5(b)
         Assumed Contract                             Section 10(a)(ii)
         Base Building Punchlist                      Section 37(b)
         Broker                                       Section 14(a)
         Building                                     Recitals
         Building Plans                               Section 11(c)(ii)
         business day                                 Section 4(c)
         Cap Amount                                   Section 11(c)(xiii)
         Certification                                Section 17(a)(ii)
         Closing                                      Section 18
         Closing Date                                 Section 18
         Commitment                                   Section 6(a)
         Company                                      Section 6(a)
         Confidentiality Agreement                    Section 29(a)
         Contractors                                  Section 3
         Damages                                      Section 11(c)(xiii)
         Deposit                                      Section 4(a)
         Development Agreement                        Section 36(b)
         Disclosed Survey Items                       Section 5(a)
         Employment Contacts                          Section 10(b)
         Escrow Agent                                 Section 4(a)
         Excluded Personalty                          Section 8
         Exculpated Parties                           Section 11(a)
         Existing Guaranty                            Section 17(c)(iii)
         Exterior Signs                               Recitals
         FF&E                                         Recitals
         FF&E Contracts                               Section 10(a)(ii)
         FF&E Specifications                          Section 11(c)(iv)
         Final Closing Statement                      Section 7(e)
         FIRPTA                                       Section 21
         Full Stop Election                           Section 37(b)
         Global Agreements                            Section 8
         Ground Lease                                 Recitals
         Ground Leasehold                             Recitals
         Hoist Related Work                           Section 37(a)
         Interference Damages                         Section 20(a)
         Interior Improvement Plans                   Section 11(c)(iii)
         Interior Improvements                        Recitals
         IT Contracts                                 Section 10(a)(ii)
         IT Equipment                                 Recitals
         JV Option Agreement                          Section 2
         Land                                         Recitals


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         Landlord                                     Section 11(c)(viii)
         Later Closing Date                           Section 18
         Lessor                                       Recitals
         Letter Agreement                             Section 2
         LHI                                          Section 17(c)(iii)
         Management Agreement                         Section 2
         Manager                                      Section 10(b)
         MS                                           Section 2
         MSDW                                         Section 17(c)(iii)
         New Closing Notice                           Section 6(d)
         Notices                                      Section 19
         Non-Objectionable Encumbrances               Section 6(a)
         Operative Documents                          Section 2
         Objection Date                               Section 6(a)
         Option to Lease Space Agreement              Section 2
         Outside Date                                 Section 11
         Percentage Share                             Section 16(a)
         Permitted Encumbrances                       Section 5
         Plans                                        Section 37(a)
         Plaza Agreement                              Section 2
         Pledge                                       Section 2
         Post Closing Agreement                       Section 4(b)(ii)
         Premises                                     Recitals
         Preliminary Closing Statement                Section 7(e)
         Proceeding                                   Section 11(c)(xiii)
         Project                                      Section 37(a)
         Project Personnel                            Section 38
         Property                                     Section 2
         Property Taxes                               Section 7(a)(ii)
         Publicity Agreement                          Section 2
         Purchaser                                    Preamble
         Purchase Price                               Section 4
         Purchaser's Representatives                  Section 3(a)
         REBNY                                        Section 12(c)
         Rental Agency Agreement                      Section 2
         RET                                          Section 16(a)
         RFN                                          Section 2
         ROFO                                         Section 36(a)
         RP                                           Section 2
         RPT                                          Section 16(a)
         Rep Claim                                    Section 11(c)(xiii)
         Representation                               Section 11(c)


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         Scheduled Closing Date                       Section 18
         Seller                                       Preamble
         Seller Knowledge Individuals                 Section 11(c)(xiii)
         Seller Related Parties                       Section 3(c)
         Stop Work Notice                             Section 37(b)
         Subway Agreement                             Section 6(a)
         Subway Work                                  Section 37(a)
         Taking                                       Section 13(a)
         Termination Event                            Section 10(b)
         Termination Payment                          Section 10(b)
         Title Cure Notice                            Section 6(a)
         Title Cure Period                            Section 6(a)
         Turner                                       Section 37(b)
         Update Objections                            Section 6(a)
         Utilities                                    Section 7(c)

2.       PURCHASE AND SALE.

                  Seller agrees to sell, assign and convey to Purchaser, and Purchaser agrees to purchase from Seller, subject to the terms and conditions of this Agreement, all of Seller's right, title and interest, if any, in and to and under (i) the Ground Leasehold, (ii) the Building; (iii) the Interior Improvements; (iv) the FF&E; (v) the IT Equipment; (vi) the Exterior Signs;
(vii) the JV Option Agreement between Landlord and Seller dated November 19, 1998 (the "JV OPTION AGREEMENT") and Purchaser shall assume same from and after the Closing Date; (viii) the Option to Lease Space Agreement (the "OPTION TO LEASE SPACE AGREEMENT") between Landlord, Seller and Morgan Stanley & Co. Incorporated ("MS") dated November 19, 1998 and Purchaser shall assume same from and after the Closing Date, (ix) the Management Agreement dated November 19, 1998 between Seller and Rockefeller Center Management Corporation (the "MANAGEMENT AGREEMENT") and Purchaser shall assume same from and after the Closing Date; (x) the Plaza Agreement dated November 19, 1998 between Seller and Landlord (the "PLAZA AGREEMENT") and Purchaser shall assume same from and after the Closing Date; (xi) the Publicity Agreement dated November 19, 1998 between Seller, Rockefeller Center Management Corporation, Rockefeller Group Development Corporation, Rockefeller Forty-Ninth LLC and Rockefeller Group, Inc. (the "PUBLICITY AGREEMENT") and Purchaser shall assume same from and after the Closing Date; (xii) the Rental Agency Agreement dated March 1, 2001 between Seller and the Rockefeller Group Development Corporation (the "RENTAL AGENCY AGREEMENT") and Purchaser shall assume from and after the Closing Date, (xiii) the Pledge and Security Agreement dated November 19, 1998, by Rock-Forty-Ninth, Inc. ("RFN") and Rock-Plaza, Inc. ("RP") in favor of Seller (the "PLEDGE") and Purchaser shall assume same from and after the Closing Date and the "PLEDGED COLLATERAL" (as defined in the Pledge) thereunder; (xiv) the Letter Agreement between


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Rockefeller Group, Inc. and Seller dated November 19, 1998 with respect to the use of the name "Rockefeller" (the "Letter Agreement") and Purchaser shall assume same from and after the Closing Date; (xv) the Assumed Contracts and Purchaser shall assume same from and after the Closing Date, (xvi) any strips and gores pertaining to the Premises; (xvii) all easements, rights of way, reservations, privileges and appurtenances of Seller pertaining to the Premises; and (xviii) the Plans, (the documents set forth in (vii), (viii), (ix), (x),
(xi) and (xii) shall be collectively referred to as the "OPERATIVE DOCUMENTS"). The items described in clauses (i) through (xviii) above shall be referred to herein collectively as the "PROPERTY". The Property shall also include all of the right, title and interest of MS under the Option to Lease Space Agreement.

3.       ACCESS TO PREMISES.

         (a) Subject to the provisions of SECTION 3(B), Purchaser and its agents, employees, consultants, inspectors, appraisers, engineers and vendors (collectively "PURCHASER'S REPRESENTATIVES") shall have the right, from time to time, upon at least one business day's prior notice as required pursuant to
SECTION 3(B), to enter upon and pass through the Premises during normal business hours to examine and inspect the same and to meet with the Contractors (as defined in the Post Closing Agreement) to discuss the Project. Seller shall reasonably cooperate with Purchaser to accommodate Seller's request but shall be able to reschedule the time, provided the rescheduled time is within a reasonable time from the time of Purchaser's original request, when Purchaser and Purchaser's Representatives may enter the Premises or meet with the Contractors upon notice to Purchaser. Notwithstanding any such inspection of the Premises or discussions with the Contractors, Purchaser shall have no right to terminate this Agreement or to obtain any reduction of the Purchase Price as a result of any matters discovered by any such inspection.

         (b) In conducting any activity described in SECTION 3(A) above, neither Purchaser nor any of Purchaser's Representatives shall (i) contact or have any discussions with any of Seller's or Seller Related Parties' employees, agents, contractors, consultants or representatives or the Contractors unless in each case Purchaser obtains the prior consent of Seller, which consent shall not be unreasonably withheld or delayed, it being agreed that all such contacts or discussions shall, pending any such approval, be directed to John Pierce or Kevin Murray, (ii) interfere with the construction of the Project or (iii) damage the Premises or any portion thereof. In conducting any inspection or any meeting or discussion, Purchaser and Purchaser's Representatives shall at all times comply with, and shall be subject to, all other terms, covenants and conditions of this Agreement. Seller may from time to time establish reasonable rules of conduct for Purchaser and Purchaser's Representatives in furtherance of the foregoing. Purchaser shall schedule and coordinate all inspections, meetings and discussions with Seller and shall give Seller at least one (1) business day prior notice thereof. Seller shall be entitled


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to have a representative of Seller be present at all times during each such inspection, meeting or discussion. Notwithstanding the foregoing, if Purchaser delivers a Full Stop Election, then, prior to Closing, Purchaser shall have the right to meet with Turner, the FF&E Vendors and the IT Vendors without a Seller representative being present, provided that such unsupervised meetings shall not occur on the Premises. Purchaser agrees to pay to Seller, on demand, the cost of repairing and restoring any damage or disturbance which Purchaser or Purchaser's Representatives shall cause to the Premises or any portion thereof. All inspection fees, appraisal fees, engineering fees and other costs and expenses of any kind incurred by Purchaser or Purchaser's Representatives relating to such inspection of the Premises and its review thereof shall be at the sole expense of Purchaser. Purchaser shall deliver to Seller, at no cost to Seller, copies of all written reports of tests, reports and inspections of the Premises made and conducted by Purchaser or Purchaser's Representatives or for Purchaser's benefit. In the event that the Closing hereunder shall not occur for any reason whatsoever, then, promptly following the termination hereof, Purchaser shall deliver to Seller, at no cost to Seller, the originals (or copies, if the originals are not in Purchaser's possession) of all written tests, reports and inspections of the Premises made and conducted by Purchaser or Purchaser's Representatives or for Purchaser's benefit which are in the possession or control of Purchaser or Purchaser's Representatives. Purchaser and Purchaser's Representatives shall not be permitted to conduct borings of the Premises or drilling in or on the Premises in connection with the preparation of any environmental audit or in connection with any other inspection of the Premises without the consent of Seller (which consent shall not be unreasonably withheld or delayed). The provisions of this SECTION 3(B) shall survive the Closing or any termination of this Agreement.

         (c) Purchaser agrees to indemnify and hold Seller and its direct and indirect shareholders, officers, directors, partners, principals, members, employees, agents, contractors, and any successors or assigns of the foregoing (collectively with Seller, "SELLER RELATED PARTIES") harmless from and against any and all losses, costs, damages, liens, claims, liabilities or expenses (including, but not limited to, reasonable attorneys' fees, court costs and disbursements) incurred by any of Seller's Related Parties arising from or by reason of Purchaser's and/or Purchaser's Representatives' access to, or inspection of, the Premises, or any tests, inspections or other due diligence conducted in or about Premises pursuant to this Agreement. The provisions of this SECTION 3(C) shall survive the Closing or any termination of this Agreement.

         (d) Purchaser shall maintain or cause to be maintained, at Purchaser's expense, a policy of commercial general liability coverage, with a broad form contractual liability endorsement covering Purchaser's indemnification obligations contained in Section 3(c) above, with a combined single limit of not less than $5,000,000 per occurrence for bodily injury and property damage insuring Purchaser, Seller and Seller Related Parties, as additional insureds against any injuries or damages to persons or property that may result


                                      -6-
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from or are related to (i) Purchaser's or Purchaser's Representatives entry upon the Premises; (ii) any investigations or other activities conducted thereon, and
(iii) any and all other activities undertaken by Purchaser or Purchaser's Representatives with respect to the Premises, all of which insurance shall be on an "occurrence form" and otherwise in such form and with an insurance company reasonably acceptable to Seller. Such insurance may be maintained under a blanket policy. Purchaser shall deliver a copy of the insurance certificate evidencing such insurance to Seller prior to Purchaser's entry on the Premises.

4.       PURCHASE PRICE AND DEPOSIT.

         The purchase price to be paid by Purchaser to Seller for the Property (the "PURCHASE PRICE") is Seven Hundred Fifty Three Million Dollars ($753,000,000). The Purchase Price shall be allocated between: (a) Ground Leasehold - $463,852,685, (b) Building and Interior Improvements - $153,947,315 and (c) FF&E - $135,200,000. The Purchase Price shall be payable as follows:

                  (a) Simultaneously with the execution of this Agreement by Purchaser, Purchaser is delivering directly to Fried, Frank, Harris, Shriver & Jacobson, as escrow agent ("ESCROW AGENT") by wire transfer the amount of One Hundred Million Dollars ($100,000,000) (the "DEPOSIT"). The Deposit shall be held in an interest bearing escrow account by Escrow Agent in accordance with an escrow agreement between Seller, Purchaser and Escrow Agent, executed simultaneously herewith. The Deposit shall be delivered by Escrow Agent to Seller or Purchaser as hereinafter provided in this AGREEMENT and the Escrow Agreement. All references to this Agreement to the Deposit shall mean the Deposit and all interest accrued thereon.

                  (b) At the Closing, Escrow Agent shall deliver the Deposit to Seller (it being understood that any interest on the Deposit shall not be credited to the Purchase Price) and Purchaser shall deliver the balance of the Purchase Price as follows:

                           (i) $615,500,000, subject to adjustment as provided
in ARTICLE 7 to Seller; and

                           (ii) $37,500,000 to Escrow Agent, or such other party
agreed to by the parties, as escrow agent, to be held and disbursed pursuant to the Agreement as to Post Closing Obligations, attached hereto as EXHIBIT 15 (the "POST CLOSING AGREEMENT").

                  (c) All monies payable by Purchaser under this Agreement, unless otherwise specified in this Agreement, shall be paid by wire transfer of immediately available federal funds for credit to such bank account or accounts specified by Seller, and divided into such amounts as may be required to consummate the transactions contemplated by this Agreement.


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                  As used in this Agreement, the term "BUSINESS DAY" shall mean every day other than Saturdays, Sundays, all days observed by the federal or New York State government as legal holidays and all days on which commercial banks in New York State are required by law to be closed.

                  (d) Except as otherwise specified in SECTIONS 6(B), 12(A)(II), 13(A)(II) and 20(B) of this Agreement, the Deposit shall be non-refundable. The provisions of this SECTION 4(D) shall survive the termination of this Agreement.

5.       STATUS OF THE TITLE.

         All Personal Property to be conveyed by Seller hereunder shall be free of liens. Subject to the terms and provisions of this Agreement, Seller's interest in the Premises shall be sold, assigned and conveyed by Seller to Purchaser, and Purchaser shall accept same, subject only to the following (collectively, the "PERMITTED ENCUMBRANCES"):

         (a) the state of facts disclosed on the survey prepared by Montrose Surveying Co., LLP, dated October 12, 2001 (the "DISCLOSED SURVEY ITEMS") and any further state of facts which are not Disclosed Survey Items as a current survey of the Premises or a personal inspection would disclose provided such facts would not (i) have a material adverse affect on the use of the Building for a commercial office building or (ii) make it impossible to comply, in whole or in part, with a requirement in the zoning applicable to the Building that requires a portion of the Building to be used for a particular purpose;

         (b) the standard printed exclusions from coverage contained in the ALTA form of owners title policy currently in use in New York, with the standard New York endorsement, and the easements, conditions, restrictions, agreements, encumbrances and rights of others to, and matters relating to, party walls, as set forth on SCHEDULE B annexed hereto (collectively, the "APPROVED COMMITMENT ITEMS");

         (c) Non-Objectionable Encumbrances (as hereinafter defined); and any liens, encumbrances or other title exceptions approved or waived by Purchaser as provided in SECTION 6;

         (d) real estate taxes, sewer rents and taxes, water rates and charges, vault charges and taxes and business improvement district taxes and any other governmental taxes or charges levied or assessed against the Premises subject to apportionment in accordance with Section 7 hereof;

         (e) any laws, rules, regulations, statutes, ordinances, orders, permits or other legal requirements affecting the Premises, including, without limitation, those relating to zoning and land use;


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         (f) recorded and unrecorded utility company rights, easements and franchises for electricity, water, steam, gas, telephone or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon the Premises, provided that, in the case of any of the foregoing items which shall not be of record, the same do not materially adversely affect the use or occupancy of the Premises as an office building;

         (g) any installment not yet due and payable of assessments first imposed after the date hereof affecting the Premises or any portion thereof;

         (h) all violations of laws, rules, regulations, statutes, ordinances, orders or other legal requirements affecting the Premises, now or hereafter issued or noted provided that Seller shall, post closing, pursuant to the Post-Closing Agreement, cure and remove of record any violations that exist of record as of the Closing Date; and

         (i) obligations imposed under the Emergency Repairs provisions of the New York City Administrative Code.

6.       TITLE INSURANCE; LIENS.

         (a) Purchaser shall be required to purchase not less than twenty-five percent (25%) of the title insurance obtained by Purchaser in connection with its acquisition of the Premises from Title Associates, Inc., as agent for Chicago Title Insurance Company. Title to be conveyed hereunder shall be as set forth in the pro-forma policy attached hereto as SCHEDULE B (the "COMMITMENT") and subject to the terms of that certain agreement between the New York City Trust Authority, Rock-Forty-Ninth LLC and Seller dated October 18, 1999 (the "SUBWAY AGREEMENT") that has or is about to be recorded and that certain Termination of Agreement between the New York City Transit Authority, Rock-Forty-Ninth, Inc. and Rock-Forty-Ninth LLC, dated as of October 18, 1999 that has or is about to be recorded. If the Subway Agreement has not been recorded as of the Closing Date, Seller shall deliver a recordable copy of same to the Company for recording. The Subway Agreement and all matters set forth in the Commitment shall constitute Permitted Encumbrances. Purchaser has engaged First American Title Insurance Company of New York to issue a portion of the title insurance with respect to the Premises and will direct same to furnish Seller with a copy of the commitment issued by it and copies of all updates or revisions to such commitment. Title Associates and First American Title Insurance Company of New York are hereinafter collectively referred to as the "COMPANY." Upon receipt of any further updates or revisions to the Commitment from the Company, Seller shall furnish copies thereof to Purchaser. Purchaser shall, on or before the Objection Date, furnish to Seller a written statement setting forth such exceptions to title appearing on such revisions or updates which were not set forth in the Commitment and which Purchaser claims are not Permitted Encumbrances (the "UPDATE OBJECTIONS"); it being agreed that Purchaser shall have no

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right to object to the Permitted Encumbrances. "OBJECTION DATE" means the
Scheduled Closing Date; PROVIDED, that if Seller gives to Purchaser any such update or revision accompanied by a notice in bold capital letters stating in substance that Purchaser's failure to deliver a statement of Update Objections with respect to such update or revision within five (5) business days after the giving of such notice, then the Objection Date shall be such 5th business day. If Purchaser does not deliver such written statement by the Objection Date, Purchaser shall be deemed to have waived its right to object to such additional exceptions to title appearing on such revisions or updates (and the same shall not constitute Update Objections but shall be deemed Permitted Encumbrances). Purchaser shall not be entitled to object to, and shall be deemed to have approved, any liens, encumbrances or other title exceptions (and the same shall not constitute Update Objections but shall be deemed Permitted Encumbrances) (i) over which the Company is willing to insure or against which the Company is willing to provide affirmative insurance (in either case without additional cost to Purchaser); PROVIDED, the aggregate amount of Update Objections under this CLAUSE (I) does not exceed $5,000,000, or (ii) which will be extinguished upon the transfer of the Property (collectively the "NON-OBJECTIONABLE ENCUMBRANCES"). Notwithstanding anything to the contrary contained herein, if Seller is unable to eliminate the Update Objections by the Scheduled Closing Date, unless the same are waived by Purchaser without any abatement in the Purchase Price, Seller may, upon at least two (2) days' prior notice ("TITLE CURE NOTICE") to Purchaser (except with respect to matters first disclosed during the two (2) day period prior to the Scheduled Closing Date, as to which matters notice may be given at any time through and including the Scheduled Closing Date) adjourn the Scheduled Closing Date (the date to which Seller adjourns the Scheduled Closing Date is herein referred to as the "ADJOURNED CLOSING DATE"), for a period not to exceed ninety (90) days ("TITLE CURE PERIOD") in order to attempt to eliminate such exceptions.

         (b) If Seller is unable to eliminate the Update Objections within the Title Cure Period, unless the same are unconditionally waived by Purchaser, then, Purchaser may (i) accept the Property subject to such Update Objections without abatement of the Purchase Price, in which event (x) such Update Objections shall be deemed to be, for all purposes, Permitted Encumbrances, (y) Purchaser shall close hereunder notwithstanding the existence of same, and (z) Seller shall have no obligations whatsoever after the Closing Date with respect to Seller's failure to cause such Update Objections to be eliminated, or (ii) terminate this Agreement by notice given to Seller within ten (10) business days following receipt of notice from Seller that it was unable to eliminate the Update Objections within the Title Cure Period, time being of the essence, in which event Purchaser shall be entitled to a return of the Deposit. If Purchaser shall fail to deliver the termination notice described in clause (ii) within the 10 business day period described therein, time being of the essence, Purchaser shall be deemed to have made the election under CLAUSE (II) as of the last day of such 10 business day period. Upon the timely giving of any termination notice under clause (ii), or if Purchaser is deemed to have made such election as aforesaid, this Agreement shall terminate and neither party hereto shall have any further rights or obligations hereunder other than those which are expressly provided to survive the termination hereof.

         (c) It is expressly understood that, except as provided in this CLAUSE
(C), in no event shall Seller be required to bring any action or institute any proceeding, or to otherwise incur any costs or expenses in order to attempt to eliminate the Update Objections or to otherwise cause title in the Premises to be in accordance with the terms of this Agreement on the Closing Date. Notwithstanding the preceding sentence, Seller shall be obligated, at Closing,
(i) to discharge or remove, of record, any mortgages or consensual liens created by Seller; (ii) to bond, discharge or otherwise satisfy any liens or cause the Company to insure over any liens (subject, in the case of liens that are insured over but not bonded to the $5,000,000 "cap" set forth in Section 6(a)(i) which are the result of work performed by Seller, or on its behalf, and which can be so bonded, discharged or otherwise satisfied solely by the payment of a liquidated sum and bond to the extent same are bondable or satisfy any judgments against Seller; and (iv) to discharge any restrictive covenants, declarations, easements or other similar instruments which are executed and acknowledged by Seller prior to the Closing Date and recorded against the Premises, which are not Permitted Encumbrances.

         (d) If Seller shall have adjourned the Scheduled Closing Date in order to cure Update Objections in accordance with the provisions of this SECTION 6, Seller shall, upon the satisfactory cure thereof, promptly reschedule the Scheduled Closing Date, upon at least five (5) business days' prior notice to Purchaser (the "NEW CLOSING NOTICE"). If any matters which are Update Objections arise between the date the New Closing Notice is given and the rescheduled Scheduled Closing Date, Seller may again adjourn the Closing for a reasonable period or periods, in order to attempt to cause such exceptions to be eliminated by sending Purchaser a Title Cure Notice. Seller shall not be entitled to adjourn the Scheduled Closing Date pursuant to this SECTION 6 for a period or periods in excess of ninety (90) days in the aggregate.

         (e) If the Commitment or any update or revision thereto discloses judgments, bankruptcies or other returns against other persons having names the same as, or similar to, that of Seller, Seller, upon request, shall deliver to the Company affidavits showing that such judgments, bankruptcies or other returns are not against Seller in order to induce the Company to omit exceptions with respect to such judgments, bankruptcies or other returns or to insure over same.

7.       APPORTIONMENTS.

         (a) The following shall be apportioned between Seller and Purchaser as of the close of business on the day immediately preceding the Closing Date (the "APPORTIONMENT DATE"):

                           (i) all Fixed Annual Rent and Additional Rent payable
                  under the Ground Lease provided that Seller shall be responsible for the payment of the "Start-Up Fee" described in
                  Section 3.6.2 of the Ground Lease;

                           (ii) real estate taxes, business improvement district
                  charges, sewer rents and taxes, water rates and charges (to the extent not accounted for pursuant to CLAUSE (I) above and
                  (III) below), vault charges and taxes, and any other governmental taxes or charges levied or assessed against the Premises (collectively, "PROPERTY TAXES"), on the basis of the respective periods for which each is assessed or imposed, to be apportioned in accordance with SECTION 7(C) hereof;

                           (iii) water rates and charges and sewer rents and
                  taxes (to the extent not accounted for pursuant to CLAUSE (I) above), if any, based on meter readings to be apportioned in accordance with SECTION 7(C) hereof;

                           (iv) fuel, if any, as estimated by Seller's supplier
                  not more than five (5) days prior to the Closing Date, at current cost, together with any sales taxes payable in connection therewith, if any (a letter from Seller's fuel supplier shall be conclusive evidence as to the quantity of fuel on hand and the current cost therefor);

                           (v) prepaid fees for assignable licenses and other
                  permits (other than construction permits for portions of the Project for which Seller is responsible under the Post-Closing Agreement) assigned to Purchaser at the Closing;

                           (vi) any amounts prepaid or payable by Seller under
                  the Assumed Contracts (as defined in SECTION 10(A)(II));

                           (vii) amounts payable under the Management Agreement,
                  including, without limitation, wages and fringe benefits (including, without limitation, vacation pay, sick days, health, welfare, pension and disability benefits) and other compensation payable to all personnel, if any, employed at the Building at Closing; and

                           (viii) amounts required to be paid by the owner of
                  the Premises under any instruments recorded against the Premises as shown on

                  Schedule B except to the extent that such amounts are part of the work to be performed by Seller pursuant to the Post Closing Agreement.

          (b) If there are water meters at the Premises, the unfixed water rates and charges and sewer rents and taxes covered by meters, if any, shall be apportioned (i) on the basis of an actual reading done within thirty (30) days prior to the Apportionment Date, or (ii) if such reading has not been made, on the basis of the last available reading. If the apportionment is not based on an actual current reading, then upon the taking of a subsequent actual reading, such apportionment shall be readjusted and Seller shall promptly deliver to Purchaser or Purchaser shall promptly deliver to Seller, as the case may be, the amount determined to be due upon such readjustment.

         (c) Charges for all electricity, steam, gas and other utility services (collectively, "UTILITIES") shall be billed to Seller's account up to the Apportionment Date and, from and after the Apportionment Date, all utilities shall be billed to Purchaser's account. If for any reason such changeover in billing is not practicable as of the Closing Date, as to any Utility, such Utility shall be apportioned on the basis of actual current readings or, if such readings have not been made, on the basis of the most recent bills that are available. If any apportionment is not based on an actual current reading, then upon the taking of a subsequent actual reading, such apportionment shall be readjusted and Seller shall promptly deliver to Purchaser, or Purchaser shall promptly deliver to Seller, as the case may be, the amount determined to be due upon such adjustment.

         (d) If the computation of the aforementioned apportionments shows that a net amount is owed by Seller to Purchaser, such amount shall be credited against the Purchase Price payable by Purchaser on the Closing Date. If such computation shows that a net amount is owed by Purchaser to Seller, such amount shall be added to the Purchase Price payable by Purchaser on the Closing Date.

         (e) At or prior to the Closing, Seller and Purchaser and/or their respective agents or designees will jointly prepare a preliminary closing statement reasonably satisfactory to Seller and Purchaser in form and substance (the "PRELIMINARY CLOSING STATEMENT") which will show the net amount due either to Seller or to Purchaser as the result of the adjustments and prorations provided for herein, and such net due amount will be added to or subtracted from the Purchase Price to be paid to Seller at the Closing pursuant to SECTION 4 hereof. Within sixty (60) days following the Closing Date, Seller and Purchaser and/or their respective agents or designees will jointly prepare a final closing statement reasonably satisfactory to Seller and Purchaser in form and substance (the "FINAL CLOSING STATEMENT") setting forth the final determination of the adjustments and prorations provided for herein and setting forth any items which are not capable of being determined at such time (and the manner in which such items shall be determined and paid). The net amount due Seller or Purchaser, if any, by reason of adjustments to the Preliminary Closing Statement as shown in the Final Closing Statement, shall be paid in cash by the party obligated therefor within ten (10) days following that party's receipt of the approved Final Closing Statement. The adjustments, prorations and determinations agreed to by Seller and Purchaser in the Final Closing Statement shall be conclusive and binding on the parties hereto except for any items which are not capable of being determined at the time the Final Closing Statement is agreed to by Seller and Purchaser, which items shall be determined and paid in the manner set forth in the Final Closing Statement and except for other amounts payable hereunder pursuant to provisions which survive the Closing (including, without limitation, tax refunds pursuant to SECTION 15). Prior to and following the Closing Date, each party shall provide the other with such information as the other shall reasonably request (including, without limitation, access to the books, records, files, ledgers, information and data with respect to the Property during normal business hours upon reasonable advance notice) in order to make the preliminary and final adjustments and prorations provided for herein.

         (f) The provisions of this SECTION 7 shall survive the Closing.

8.       PROPERTY NOT INCLUDED IN SALE.

         Notwithstanding anything to the contrary contained herein, it is expressly agreed by the parties hereto that none of Seller's (a) proprietary technology and any intellectual property rights therein, proprietary signs and the proprietary content thereof or proprietary fixtures, (b) trademarks, service marks, logos, trade names and corporate names, (c) telephone numbers and Internet Protocol ("IP") addresses, (d) Extended Carrier Agreements and systems,
(e) market data provider hardware and/or service contracts, (f) certain used furniture shown on the Plans as being relocated from other facilities of Seller
(g) certain contracts that provide IT Equipment and services for the Building and other facilities of Seller as identified on Schedule O hereto (the "Global Contracts") (the items in clauses (a) through (g) are collectively, "EXCLUDED PERSONALTY"), shall be included in the Property to be sold to Purchaser hereunder. This SECTION 8 shall survive the Closing.

9.       CERTAIN COVENANTS OF SELLER.

         (a) During the period from the date hereof until the Closing Date:

                  (i) Seller shall maintain in full force and effect the insurance policies, a schedule of which is attached hereto as SCHEDULE J, currently in effect with respect to the Premises;

                  (ii) Seller shall not convey, or enter into any agreement to convey, any development rights, "air" rights or comparable rights appurtenant to the Premises;

                  (iii) Seller shall not enter into any lease or other agreement for the occupancy of the Premises;

                  (iv) Seller shall not amend or modify (other than non-material amendments or modifications) or renew any of the Assumed Contracts without Purchaser's consent; and

                  (v) Seller shall not enter into any new contracts other than market rate contracts with entities not affiliated with Seller relating to the operation or maintenance of the Building, unless such contract may be terminated by the owner of the Premises without penalty on not more than thirty (30) days prior notice each of which shall be an Assumed Contract. Seller will provide Purchaser with copies of all such new contracts upon execution thereof. The foregoing shall not be deemed to preclude Seller from entering into new contracts for the completion of the Project as contemplated by ARTICLE 37 hereof provided that Purchaser shall have no obligation under such contract unless Purchaser has specifically consented thereto.

         (b) Whenever in SECTION 9(A) hereof Seller is required to obtain Purchaser's approval or consent with respect to any transaction described therein, Purchaser shall, within three (3) business days after receipt of Seller's request therefore, together with a complete copy of all relevant documents, notify Seller of its approval or disapproval of same and, if Purchaser fails to notify Seller of its disapproval within said three (3) business day period, Purchaser shall in all events be deemed to have disapproved same.

10.      ASSIGNMENTS BY SELLER AND ASSUMPTIONS
         BY PURCHASER; EMPLOYEES.

         (a) Effective as of the Closing Date, Seller agrees to assign to Purchaser, without recourse, representation or warranty (except as set forth herein), all of Seller's right, title and interest in, and Purchaser agrees to assume Seller's obligations accruing on and after the Closing Date, the documents described in clauses (i), (ii), (iii) and (iv) below:

                  (i) the Ground Lease;

                  (ii) the service, maintenance, supply and other agreements relating to the operation of the Premises, together with all modifications and amendments thereof and supplements relating thereto which are set forth on SCHEDULE C attached hereto and any other service, maintenance, supply and other agreements (or amendments or modifications) approved by Purchaser or otherwise permitted hereunder other than the Construction Contracts and the contracts to purchase the FF&E (the "FF&E CONTRACTS") and the Contracts to purchase the IT Equipment (the "IT CONTRACTS") (collectively, "ASSUMED CONTRACTS"), in each case to the extent then in effect;

                  (iii) the transferable permits and licenses, if any, relating to the Premises and the other intangible personalty; and

                  (iv) the Operative Documents.

           (b) Purchaser agrees that, effective as of the date hereof, the employees as set forth on Schedule H hereto (it being understood that the list is of job descriptions and compensation, not individuals), are engaged in the operation, maintenance cleaning or security of the Building as employees of Rockefeller Center Management Corporation ("MANAGER"). Such employees and any additional personnel that may be hired by Manager in accordance with the Management Agreement shall be union employees who shall, as of the Closing Date, be offered the same employment by Manager under their then current employment contracts or agreements, including any collective bargaining agreements or other union contracts (the "EMPLOYMENT CONTRACTS"). Seller shall not consent to the hiring of additional employees prior to Closing without the consent of Purchaser, not to be unreasonably withheld, except to the extent Seller is required to do so under the Management Agreement. Purchaser acknowledges that in the event it (or Manager) either (i) terminates any of such union employees,
(ii) terminates any cleaning contractor, security contractor or other service provider to the Premises employing union personnel or requires any such service provider to reduce their employees at the Premises and, as a result, any of the union employees engaged by such service provider are terminated (each of the events described in (i) and (ii), a "TERMINATION EVENT"), certain severance payments and other termination benefits (collectively, "TERMINATION PAYMENTS") may be payable with respect to such terminated employees. Purchaser agrees that it shall be liable for the payment of all such Termination Payments and hereby agrees to indemnify and hold harmless Seller and the other Seller Related Parties from and against any loss, cost, damage, liability or expense (including, without limitations, reasonable attorneys' fees, court costs and disbursements) incurred by Seller or any other Seller Related Party arising from or by reason of (1) the occurrence of a Termination Event, (2) Purchaser's failure to pay such Termination Payments as and when due and payable, (3) Purchaser's failure to comply with the preceding provisions of this SECTION 10(C) or (4) Purchaser's failure to comply with the obligations under the Employment Contracts required to be performed by the owner of the Premises and which accrue from and after the Closing Date (it being agreed that the obligation to make Termination Payments shall be deemed an obligation which accrues after the Closing Date).

         (c) The provisions of this SECTION 10 shall survive the Closing.

11.      REPRESENTATIONS.

         (a) Purchaser expressly acknowledges that, except as expressly set forth in this Agreement, neither Seller, nor any person acting on behalf of Seller, nor any person or entity which prepared or provided any of the materials reviewed by Purchaser in conducting its due diligence, nor any direct or indirect officer, director, partner, shareholder, employee, agent, representative, accountant, advisor, attorney, principal, affiliate, consultant, contractor, successor or assign of any of the foregoing parties (Seller, and all of the other parties described in the preceding portions of this sentence (other than Purchaser and any unrelated (to Seller) third parties to Agreements being assigned to Purchaser hereunder) shall be referred to herein collectively as the "EXCULPATED PARTIES") has made any oral or written representations or warranties, whether express or implied, by operation of law or otherwise, with respect to the design and construction of the Property, the zoning and other laws, regulations and rules applicable thereto or the compliance by the Property therewith, the revenues and expenses generated by or associated with the Property, or otherwise relating to the Property or the transactions contemplated herein. Purchaser further acknowledges that, except as specifically set forth in this Agreement, all materials which have been provided by any of the Exculpated Parties have been provided without any warranty or representation, expressed or implied as to their content, suitability for any purpose, accuracy, truthfulness or completeness and, except as specifically set forth in this Agreement, Purchaser shall not have any recourse against Seller or any of the other Exculpated Parties in the event of any errors therein or omissions therefrom. Without any disclaimer as to any representations made hereunder, Purchaser acknowledges that Purchaser has conducted its own independent investigations with respect to the Premises, including but not limited to environmental, structural, mechanical and architectural inspections, and is thoroughly acquainted with all matters related to the Premises. Without any disclaimer as to any representations made hereunder, Purchaser is acquiring the Property based solely on its own independent investigation and inspection of the Property and not in reliance on any information provided by Seller, or any of the other Exculpated Parties.

         (b) Subject to Seller's obligations with respect to the Project as set forth in ARTICLE 37 hereof, Purchaser acknowledges and agrees that it is purchasing the Property based solely upon its inspection and investigations of the Property and that Purchaser is purchasing the Property "AS IS" and "WITH ALL FAULTS", based upon the condition of the Property as of the date of this Agreement, reasonable wear and tear and, subject to the provisions of SECTIONS 12 and 13 of this Agreement, loss by condemnation or fire or other casualty excepted. The foregoing shall not be deemed to waive any rights to warranties or guaranties under the Construction Contracts assigned to Purchaser pursuant to the Post Closing Agreement. Purchaser acknowledges and agrees that its obligations under this Agreement shall not be subject to any financing contingency or other contingencies or satisfaction of conditions of any kind whatsoever and Purchaser shall have no right to terminate this Agreement or receive a return of the Deposit except as expressly provided for in SECTIONS 6(B), 12(A)(II), 13(A)(II) and 20(B) of this Agreement.

         (c) Seller hereby represents and warrants to Purchaser as of the date hereof as follows (each a "REPRESENTATION"):

                  (i) Attached hereto as SCHEDULE C is a list of the Assumed Contracts in effect as of the date hereof which is true and complete in all material respects (taking into account the Project as a whole).

                  (ii) Seller has made available to Purchaser for Purchaser's review all of the plans and specifications pursuant to which the Building is being constructed, a list of which plans and specifications which is true and complete in all material respects (taking into account the Project as a whole) dated as of October 3, 2001 is attached hereto as Schedule D (the "BUILDING PLANS"), it being acknowledged by Purchaser that the Building Plans may not reflect so-called "field changes" made in the ordinary course of construction of the Building.

                  (iii) Seller has made available to Purchaser for Purchaser's review all of the plans and specifications pursuant to which the Interior Improvements are being constructed, a list of which plans and specifications which is true and complete in all material respects (taking into account the Project as a whole) as of October 12, 2001 is attached hereto as Schedule E (the "INTERIOR IMPROVEMENT PLANS"), it being acknowledged by Purchaser that the Interior Improvement Plans may not reflect so-called "field changes" made in the ordinary course of construction of the Building.

                  (iv) Seller has made available to Purchaser for Purchaser's review all of the specifications for the FF&E installed or to be installed in the Building, a list of which specifications which is true and complete in all material respects (taking into account the Project as a whole) as of October 12, 2001 is attached hereto as Schedule F (the "FF&E SPECIFICATIONS"), it being acknowledged by Purchaser that Seller may substitute items of comparable quality for items in the FF&E Specifications.

                  (v) Seller has made available for Purchaser's review all of the specifications of the IT Equipment, a list of which specifications which is true and complete in all material respects (taking into account the Project as a whole) as of October 8, 2001 is attached hereto as Schedule K, it being acknowledged by Purchaser that Seller may substitute items of comparable quality for items constituting IT Equipment.

                  (vi) Seller has made available for Purchaser's review all of the Specifications for Exteriors Signs to be installed on the exterior of the Building, a list of specifications which is true and complete in all material respects (taking into account the Project as a whole) as of September 15, 1999 is attached hereto as Schedule L, it being acknowledged by Purchaser that Seller shall be entitled to modify the Exterior Signs and content thereof to remove any proprietary content, software or images of Seller and Seller Related Parties.

                  (vii) There are no condemnation or eminent domain proceedings pending or, to Seller's knowledge, threatened, against the Premises.

                  (viii) Seller has not granted to any other party any purchase option or right of first refusal with respect to the purchase of the Premises or any part thereof, any interest direct or indirect therein which remains in effect except for the Right of First Offer in Favor of Rock-Forty-Ninth LLC ("LANDLORD") pursuant to Article 38 of the Ground Lease.

                  (ix) There is no action, suit or proceeding pending or, to Seller's knowledge, threatened against or affecting the Premises, except as set forth on SCHEDULE I. In the event any such proceeding is initiated prior to Closing, Seller shall promptly advise Purchaser of same and shall defend or cause to be defended, without cost to Purchaser, and shall indemnify Purchaser from and against all loss, liability and expense including reasonable attorneys' fees and disbursements, incurred by Purchaser by reason of such action, suit or proceeding.

                  (x) Seller has not entered into any lease, license or other agreement for the use or occupancy of the Premises or any portion thereof except as set forth in the Commitment, the Subway Agreement, the Operative Documents or as otherwise set forth in this Agreement.

                  (xi) Seller has delivered to Purchaser a true and complete copy of the Ground Lease. The Ground Lease is in full force and effect, all Fixed Annual Rent and Additional Rent due and payable under the Ground Lease have been paid, and no notice of default has been given by the Landlord thereunder which remains uncured.

                  (xii) Seller has delivered to Purchaser true and complete copies of the Management Agreement, Plaza Agreement, Publicity Agreement, Rental Agency Agreement, the Letter Agreement and the Subway Agreement. To the best of Seller's knowledge, such documents are in full force and effect, Seller has not given any notices to the parties thereto of a default thereunder and no notice of material default by Seller has been given to Seller by the parties under such agreements which remains uncured.

                  (xiii) The JV Option Agreement and the Option to Lease Space Agreement are in full force and effect, Seller has not given any notice of default to the "Land Owner" and no notice of default has been given by the "Land Owner" under either such agreement which remains uncured and no notice has been given under either such agreement of the exercise of any option granted thereunder.

Any and all uses of the phrase, "to the best of the Seller's knowledge" or other references to Seller's knowledge in this Agreement shall mean the actual, present, conscious knowledge of David Arena, Nan Molofsky and John Pierce, representatives of Seller (the

"SELLER KNOWLEDGE INDIVIDUALS"), as to a fact at the time given without investigation or inquiry. Neither the actual, present, conscious knowledge of any other individual or entity, nor the constructive knowledge of the Seller Knowledge Individuals or of any other individual or entity, shall be imputed to the Seller Knowledge Individuals.

         The representations and warranties of Seller contained in this Section 11(c) shall survive the Closing for two hundred seventy (270) days following the Closing Date. Each such representation and warranty shall automatically be null and void and of no further force and effect on the 270th day following the Closing Date unless, prior to such 270th day, Purchaser shall have delivered a written notice to Seller alleging that Seller shall be in breach of such representation or warranty, that Purchaser did not have actual knowledge of such breach on or prior to the Closing Date and that Purchaser shall have suffered actual damages as a result thereof (a "REP CLAIM"). Notwithstanding anything to the contrary contained herein, in no event shall Purchaser be entitled to make a Rep Claim (or prosecute a proceeding) unless the aggregate amount of all Rep Claims exceeds $500,000 in the aggregate. If a Rep Claim shall timely be made by Purchaser as aforesaid and shall not be resolved by the parties by the 180th day following the date Purchaser gave Seller notice of the Rep Claim (each, an "OUTSIDE DATE"), then each such representation and warranty as to which such Rep Claim shall have been made shall automatically be null and void and of no further force or effect on the applicable Outside Date unless, prior to such Outside Date, Purchaser shall have commenced a legal proceeding against Seller making the same allegations as are set forth in such Rep Claim (a "PROCEEDING"). If Purchaser shall have timely commenced a Proceeding and a court of competent jurisdiction shall, pursuant to a final, non-appealable order in connection with such Proceeding, determine that (1) Seller was in breach of any of the applicable representation or warranty as of the date of this Agreement and (2) Purchaser suffered actual damages (the "DAMAGES") by reason of such breach and
(3) Purchaser did not have actual knowledge or constructive knowledge of such breach on or prior to the Closing Date then, Purchaser shall be entitled to receive an amount equal to the Damages; provided, that, in no event shall Purchaser be entitled to consequential or punitive damages. Any such Damages shall be refunded within thirty (30) days following the entry of such final, non-appealable order and delivery of a copy thereof to Seller. Purchaser acknowledges and agrees that, in the event that Seller shall be in breach of any of the Representations, Purchaser shall have no recourse to the property or other assets of Seller or any of the other Exculpated Parties (excluding the proceeds), and Purchaser's sole remedy, in such event, shall be to receive a refund from the net sales proceeds received by Seller from Purchaser at the Closing in the amount of the Damages.

         (d) The foregoing right of Purchaser to pursue a Rep Claim shall be null and void to the extent that Seller or Seller Related Parties have delivered or made available to Purchaser any leases, contracts or other information with respect to the Property at any time prior to the Closing Date, such leases, contracts or other information contain provisions that disclose that any of the Representations are untrue and Purchaser had actual knowledge of such provisions; it being agreed that any such Representations shall be deemed modified to conform to such provisions, and to the extent that any information provided to Purchaser or acquired by it is information which is available to or provided by Seller or Seller Related Parties, such information discloses that any of the Representations herein are untrue and Purchaser has actual knowledge of such information, such representations shall be modified to conform to such information.

         (e) The provisions of SECTIONS 11(A), (B), (C), AND (D) shall survive the Closing but such survival shall be limited, in the case of the representations and warranties set forth in SECTION 11(C), to the extent set forth therein.

12.      DAMAGE AND DESTRUCTION.

         (a) If all or any part of the Building is damaged by fire or other casualty occurring following the date hereof and prior to the Closing Date, whether or not such damage affects a material part of the Building, then:

                  (i) if the estimated cost of repair or restoration is less than or equal to $75,000,000 and if the estimated time to complete such repair or restoration is six (6) months or less, then (1) neither party shall have the right to terminate this Agreement and the parties shall nonetheless consummate this transaction in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of said destruction or damage, and (2) all of the casualty (and other) insurance proceeds received under the casualty (and other) insurance policies in effect covering physical damage or destruction of the Building shall be used for the restoration and repair of the Building; it being agreed that Seller shall be responsible to restore the work covered by the Building Plans and Purchaser shall be responsible to restore the work covered by the Interior Improvement Plans, the FF&E Specifications and the IT Specifications.

                  (ii) if the estimated cost of repair or restoration exceeds $75,000,000 or if the estimated time to complete such repair or restoration exceeds six (6) months, Purchaser shall have the option, exercisable within ten
(10) days after receipt of the estimates referred to in Section 12(b) (or, if later, the determination of the arbitrator under Section 12(c)), time being of the essence, to terminate this Agreement by delivering notice thereof to Seller, whereupon the Deposit shall be returned to Purchaser and this Agreement shall be deemed canceled and of no further force or effect, and neither party shall have any further rights or liabilities against or to the other except for such provisions which are expressly provided in this Agreement to survive the termination hereof. If a fire or other casualty described in this CLAUSE (II) shall occur and Purchaser shall not timely elect to terminate this Agreement, then (1) Purchaser and Seller shall consummate this transaction in accordance with this Agreement, without any abatement of the

Purchase Price or any liability or obligation on the part of Seller by reason of said destruction or damage, and (2) all of the casualty (and other) insurance proceeds received under the casualty (and other) insurance policies in effect covering physical damage or destruction of the Building shall be used for the restoration and repair of the Building; it being agreed that Seller shall be responsible to restore the work covered by the Building Plans and Purchaser shall be responsible to restore the work covered by the Interior Improvement Plans, the FF&E Specifications and the IT Specifications.

         (b) The estimated cost to repair and/or restore and the estimated time to complete contemplated in SUBSECTION (A) above, the amount of insurance proceeds allocable for the restoration of the work covered by the Building Plans, Interior Improvement Plans, FF&E Specifications and IT Specifications and an equitable allocation of any shortfall between the insurance proceeds and the cost to restore the work covered by the Base Building Plans and Interior Improvement Plans, shall be established by estimates obtained by Seller from independent contractors, subject to Purchaser's review and reasonable approval of the same and the provisions of SECTION 12(C) below.

         (c) The provisions of this SECTION 12 supersede the provisions of
Section 5-1311 of the General Obligations Law of the State of New York. Any disputes under this SECTION 12 as to the cost of repair or restoration or the time for completion of such repair or restoration shall be resolved by expedited arbitration before a single arbitrator acceptable to both Seller and Purchaser in their reasonable judgment in accordance with the rules of the American Arbitration Association ("AAA"); provided that if Seller and Purchaser fail to agree on an arbitrator within five days after a dispute arises, then either party may request the Real Estate Board of New York, Inc. ("REBNY"), to designate an arbitrator. Such arbitrator shall be an independent architect or engineer having at least ten (10) years of experience in the construction of first-class office buildings in Manhattan. The determination of the arbitrator shall be conclusive and binding upon the parties. The costs and expenses of such Arbitrator shall be borne equally by Seller and Purchaser.

13.      CONDEMNATION.

         (a) If, prior to the Closing Date, any part of the Premises is taken (other than a temporary taking), or if Seller shall receive an official notice from any governmental authority having eminent domain power over the Premises of its intention to take, by eminent domain proceeding, any part of the Premises (a "TAKING"), then:

                  (i) if such Taking involves less than or equal to twenty percent (20%) of the rentable area of the Building as determined by an independent architect chosen by Seller (subject to Purchaser's review and reasonable approval of such determination and the provisions of SECTION 13(B) below), then (1) neither party shall have any right to terminate this Agreement, and the parties shall nonetheless consummate this transaction in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of such Taking, provided, however, that Seller shall, on the Closing Date, assign and remit to Purchaser and Purchaser shall be entitled to receive and keep the net proceeds of any condemnation award or other proceeds of such Taking and applicable to the Premises (less all reasonable expenses incurred by Seller in connection with such Taking) or (2) if no award or other proceeds shall have been collected, deliver to Purchaser an assignment of Seller's right to such award or other proceeds which may be payable to Seller as a result of such Taking and Purchaser shall reimburse Seller for the reasonable expenses incurred by Seller in connection with such Taking.

                  (ii) if such Taking involves more than twenty percent (20%) of the rentable area of the Building as determined by an independent architect chosen by Seller (subject to Purchaser's review and reasonable approval of such determination and the provisions of SECTION 13(B) below), Purchaser shall have the option, exercisable within twenty (20) business days after receipt of notice of such Taking, time being of the essence, to terminate this Agreement by delivering notice thereof to Seller, whereupon the Deposit (together with any interest earned thereon) shall be returned to Purchaser and this Agreement shall be deemed canceled and of no further force or effect, and neither party shall have any further rights or liabilities against or to the other except pursuant to the provisions of this Agreement which are expressly provided to survive the termination hereof. If a Taking described in this CLAUSE (II) shall occur and Purchaser shall not timely elect to terminate this Agreement, then (1) Purchaser and Seller shall consummate this transaction in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of such Taking, assign and remit to Purchaser and Purchaser shall be entitled to receive and keep the proceeds of any condemnation award or other proceeds of such Taking and applicable to the Premises (less all reasonable expenses incurred by Seller in connection with such Taking) or (2) if no award or other proceeds shall have been collected, deliver to Purchaser an assignment of Seller's right to such award or other proceeds which may be payable to Seller as a result of such Taking and Purchaser shall, within 30 days after the receipt of such award or proceeds, reimburse Seller for the reasonable expenses incurred by Seller in connection with such Taking.

         (b) The provisions of this SECTION 13 supersede the provisions of
Section 5-1311 of the General Obligations Law of the State of New York. Any disputes under this SECTION 13 as to whether the Taking involves more than twenty percent (20%) of the rentable area of the Building shall be resolved by expedited arbitration before a single arbitrator acceptable to both Seller and Purchaser in their reasonable judgment in accordance with the rules of the AAA; provided that if Seller and Purchaser fail to agree on an arbitrator within five days after a dispute arises, then either party may request the REBNY designate an arbitrator. Such arbitrator shall be an independent architect having at least ten (10) years of experience in the construction of first-class office buildings in Manhattan. The costs and expenses of such Arbitrator shall be borne equally by Seller and Purchaser.

14.      BROKERS AND ADVISORS.

         (a) Purchaser represents and warrants to Seller that it has not dealt or negotiated with, or engaged on its own behalf or for its benefit, any broker, finder, consultant, advisor, or professional in the capacity of a broker or finder (each a "BROKER") in connection with this Agreement or the transactions contemplated hereby. Purchaser hereby agrees to indemnify, defend and hold Seller and the other Seller Related Parties harmless from and against any and all claims, demands, causes of action, losses, costs and expenses (including reasonable attorneys' fees, court costs and disbursements) arising from any claim for commission, fees or other compensation or reimbursement for expenses made by any Broker engaged by or claiming to have dealt with Purchaser in connection with this Agreement or the transactions contemplated hereby.

         (b) Seller represents and warrants to Purchaser that it has not dealt or negotiated with, or engaged on its own behalf or for its benefit, any Broker in connection with this Agreement or the transactions contemplated hereby. Seller hereby agrees to indemnify, defend and hold Purchaser and its direct and indirect shareholders, officers, directors, partners, principals, members, employees, agents, contractors and any successors or assigns of the foregoing, harmless from and against any and all claims, demands, causes of action, losses, costs and expenses (including reasonable attorneys' fees, court costs and disbursements) arising from any claim for commission, fees or other compensation or reimbursement for expenses made by or any Broker engaged by or claiming to have dealt with Seller in connection with this Agreement or the transactions contemplated hereby.

         (c) The provisions of this SECTION 14 shall survive the termination of this Agreement or the Closing.

15.      TAX REDUCTION PROCEEDINGS.

         Seller has settled its appeal for the reduction of the assessed valuation of the Premises for real estate taxes for the New York City fiscal year July 1, 2001 to June 30, 2002 (the "2001/2002 TAX YEAR"). The amount of any tax refunds (net of attorneys' fees and other costs of obtaining such tax refunds) with respect to any portion of the Premises shall be apportioned between Seller and Purchaser as of the Apportionment Date and the party receiving such refund from the taxing authority shall pay to the other party any amount thereof which the other party is entitled to receive within ten (10) business days following receipt of the funds resulting from such refund. If, in lieu of a tax refund, a tax credit is received with respect to any portion of the Premises for the tax year in which the

Apportionment Date occurs, then (x) within thirty (30) days after receipt by Seller or Purchaser, as the case may be, of evidence of the actual amount of such tax credit (net of attorneys' fees and other costs of obtaining such tax credit), the tax credit apportionment shall be recalculated between Seller and Purchaser, and (y) within ten (10) business days following realization by Purchaser of a tax savings on account of such credit, Purchaser shall pay to Seller an amount equal to the savings realized (as apportioned). All refunds, credits or other benefits applicable to any fiscal period prior to the Tax Year during which the Closing Date shall occur shall belong solely to Seller (and Purchaser shall have no interest therein) and, if the same shall be paid to Purchaser or anyone acting on behalf of Purchaser, same shall be paid to Seller within five (5) business days following receipt thereof and, if not timely paid, with interest thereon from the fifth business day following such receipt until paid to Seller at a rate equal to the prime rate of interest announced by Citibank, N.A. from time to time plus three percent (3%). At Closing, Seller shall deliver a letter from the law firm representing Seller in the tax appeal which letter shall set forth the fee arrangement between Seller and such counsel or the tax appeal for the 2001/2002 Tax Year and the status of the tax appeal proceedings affecting the Premises (the "TAX COUNSEL LETTER"). The provisions of this SECTION 15 shall survive the Closing.

16.      TRANSFER TAXES, RECORDING CHARGES AND SALES TAXES.

         (a) At the Closing, Seller and Purchaser shall execute, acknowledge, deliver and file all such returns as may be necessary to comply with Article 31 of the Tax Law of the State of New York and the regulations applicable thereto, as the same may be amended from time to time (the "RET") and the New York City Real Property Transfer Tax (Admin. Code Article 21) and the regulations applicable thereto, as the same may be amended from time to time (the "RPT"). On the Closing Date, Seller shall pay 48.67% and Purchaser shall pay 51.33% (the "Percentage Share") of the amounts payable under the RET and RPT, if any. Purchaser and Seller agree that to the extent there are any refunds or a shortfall of RET and RPT taxes paid, Purchaser and Seller shall each be entitled to receive or obligated to pay, as appropriate, their Percentage Share of such amounts. Notwithstanding the foregoing, Purchaser shall be obligated to pay the RET and RPT taxes attributable to the RET and RPT taxes paid by Purchaser on Seller's behalf.

         (b) Notwithstanding anything to the contrary contained herein, upon written request of Seller at least one (1) business days prior to the Closing Date, Purchaser shall either (i) bring to the Closing separate certified or bank checks in the amount of the taxes due with respect to the RET and the RPT, if any, or (ii) on the Closing Date, wire transfer to the Company such amount (with the Company agreeing in writing to make payment thereof directly to the appropriate governmental authorities).

         (c) Purchaser shall be liable for the payment of all fees, expenses, recording charges and taxes in connection with the conveyance of the Property to Purchaser

(including, without limitation, the cost of all title related expenses and title insurance purchased by Purchaser in connection with the Closing).

         (d) Seller and Purchaser agree to cooperate reasonably with one another to minimize the amount of RET and RPT payable in connection with this transaction.

         (e) Purchaser shall pay all sales and use taxes, if any, in connection with the transfer of the Property to Purchaser. Purchaser and Seller shall reasonably cooperate with one another to minimize the amount of such sales and use tax payable in connection with this transaction.

         (f) By reason of arrangements with the New York City Industrial Development Agency, dated as of November 1, 2000, certain purchases of materials and equipment incorporated into or located with the Building were exempt from New York State and New York City sales and use taxes. The estimated amount of such exempted taxes is $18,000,000. Purchaser believes that, as a result of the sale of the Property, repayment may be made of such taxes, together with interest thereon, and any penalties that may be assessed by the taxing authorities. In the event Seller repays all or any portion of such taxes, interest and penalties, Purchaser shall reimburse Seller for fifty percent (50%) of such amount so paid within fifteen (15) days of receipt of evidence of such payments, provided that Purchaser's obligation shall not exceed $9,000,000. The parties agree to cooperate with each other to minimize the amount of the recapture obligations.

         (g) The provisions of this SECTION 16 shall survive the Closing.

17.      CONDITIONS OF CLOSING; DELIVERIES TO BE MADE ON THE CLOSING DATE.

         (a) It shall be a condition precedent to Seller's obligation to close hereunder that Seller shall have received a release from the Landlord of all obligations of Seller under the Ground Lease and of Seller and MS under the Existing Guaranty and the other Operative Documents accruing from and after the Closing Date in form acceptable to Seller. It shall be a condition precedent of Seller's and Purchaser's obligation to close hereunder that Seller shall have received a written waiver of Landlord's ROFO or, in lieu thereof, the Negotiation Period shall have expired without, (x) Landlord and Seller having entered into a Purchase and Sale Agreement and (y) Seller having received the certification (the "CERTIFICATION") from Landlord contemplated by Section 38.1.6 of the Ground Lease confirming that except as otherwise provided in Section
3.8.2 and the terms of Section 38.17 of the Ground Lease the Landlord has no further rights to purchase the Property.

         (b) SELLER'S DOCUMENTS AND DELIVERIES: On the Closing Date, Seller shall deliver or cause to be delivered to Purchaser the following:

                  (i) A duly executed and acknowledged Bargain and Sale Deed Without Covenant Against Grantor's Acts with respect to the Building and Interior Improvements in the form attached hereto as EXHIBIT 1;

                  (ii) A duly executed Bill of Sale in the form attached hereto as EXHIBIT 3;

                  (iii) Originals, if available, or true and complete copies of the Assumed Contracts;

                  (iv) A duly executed certification as to Seller's nonforeign status as prescribed in SECTION 21 hereof, if appropriate, in the form attached hereto as EXHIBIT 4;

                  (v) an assignment of all of Seller's rights under (A) the Pledge of RFN's and RP's respective interests in Landlord and (B) the Agreement and Acknowledgement of Pledge, dated November 19, 1998, acknowledging the pledges of RFN and RP of their membership interests in Landlord together with appropriate UCC transfer instruments to be filed in the appropriate governmental offices.

                  (vi) Originals if available, or true and complete copies of all licenses, certificates and permits then in effect with respect to the operation of the Premises;

                  (vii) The Plans;

                  (viii) Good standing Certificate for Seller issued by the State of Delaware, evidence of Seller's authority to do business in the State of New York, an incumbency certificate and a resolution of Seller authorizing the transactions contemplated hereby;

                  (ix) A certification stating that the representations and warranties made by Seller in SECTION 11(C) hereof remain true and correct in all material respects as if made on the Closing Date (or, if not the case, describing in reasonable detail, any changes thereto, provided that such changes do not have a material adverse affect on Purchaser's ability to use the Project for its intended purpose or a material adverse affect on the value of the Project, in each case taking into account any ongoing obligations of Seller which, upon performance of such obligations, will eliminate such material adverse effect);

                  (x) An assignment of the Letter Agreement;

                  (xi) The jointly executed documents referenced in SECTION
17(D);

                  (xii) An Estoppel Certificate from the Landlord in the form provided in Section 26.1 of the Ground Lease (subject to (a) non-material modifications thereof, (b) Landlord noting as defaults by Seller any matters which Seller is obligated to discharge hereunder or otherwise agrees to discharge, and (c) modifications thereof to conform the same to other information previously delivered to Purchaser or made available for its review) or, if an Estoppel Certificate from Landlord is not delivered by Seller, a indemnity from Seller in favor of Purchaser and LHI from any loss, liability cost, damage or expense under the Ground Lease or Guaranty arising prior to the date of Closing. Seller's obligation to indemnify under this section shall be guaranteed by MSDW at Closing. Notwithstanding the foregoing, if following Closing Seller is able to obtain an Estoppel Certificate from Landlord, Seller shall be entitled to substitute the Estoppel Certificate and receive a release of its indemnity and the guaranty thereof by MSDW;

                  (xiii) An estoppel certificate from the New York City Transit Authority, to the extent contemplated by the Subway Agreement, provided however that Seller's failure to deliver such certificate shall not be a breach of this Agreement, or a failure of a condition to close and Purchaser shall be obligated to close hereunder notwithstanding the non-delivery of such an estoppel certificate.

                  (xiv) The Tax Counsel Letter;

                  (xv) All keys or combinations for the Property, to the extent in Seller's possession and control;

                  (xvi) A title affidavit in customary and reasonable form, provided that such title affidavit shall not increase or modify any representations made by Seller hereunder;

                  (xvii) At Closing, Purchaser shall receive a credit against the Purchaser Price in the amount, as reasonably estimated by Seller, of the aggregate costs that Seller estimates will be required to complete Seller's original scope of work contemplated by the work to be performed by consultants and service providers listed on Schedule O annexed hereto with respect to the post-Closing installation (through user acceptance testing) of all IT Equipment, including without limitation such installation of the IT Equipment described in Schedule K annexed hereto. If Purchaser disputes the amount of this credit at Closing, Purchaser shall receive at Closing the proposed amount and the appropriate amount of the credit shall be determined by arbitration pursuant to the arbitration provisions in the Post-Closing Agreement.

                  (xviii) To the extent that Landlord is unwilling to eliminate from the Substitute Guaranty (x) the obligation to pay the Start Up Fee, (y) the obligations of Seller under the Development Agreement and (y) the obligations of tenant under the Ground Lease for matters arising prior to the Closing Date, Seller shall deliver an indemnity of MSDW from any loss, liability, cost, damage or expense incurred by Purchaser arising out of Seller's failure to pay the Start Up Fee, perform its obligations under the Ground Lease or other agreements covered by such guaranty prior to the Closing Date or perform its obligations under the Development Agreement; and

                  (xix) title to the IT Equipment.

         (c) PURCHASER'S DOCUMENTS AND DELIVERIES: On the Closing Date, Purchaser, shall deliver or cause to be delivered to Seller or Landlord, as indicated below, the following:

                  (i) payment of the balance of the Purchase Price payable at the Closing, in the manner required under this Agreement;

                  (ii) the jointly executed documents referenced in Section
17(d);

                  (iii) delivery to Landlord of a guaranty of payment and performance in the form required by Section 22.4.2.2 of the Ground Lease from Lehman Brothers Holding Inc. ("LHI"), or if LHI does not meet the credit rating requirements set forth below, another entity rated A by Standard & Poors or A2 by Moody's sufficient to obtain the release of Seller and Morgan Stanley Dean Witter & Co. ("MSDW") from any further obligations under the Ground Lease or the Guaranty of even date therewith (the "EXISTING GUARANTY") executed by MS in favor of Landlord;

                  (iv) an indemnity from LHI in favor of MSDW, Seller and all Seller Related Parties from any loss, liability, cost, damage, or expense, under the Ground Lease or the Guaranty arising from after the date of Closing;

                  (v) a certification executed by Purchaser stating that representations and warranties made by Purchaser in SECTION 36 hereof remain true and correct in all material respect as of the Closing Date as are being made by Purchaser in SECTION 36 hereof;

                  (vi) Resolution of Purchaser authorizing the transactions contemplated hereby, a copy of a good standing certificate for Purchaser issued by the State of Delaware, evidence of Purchaser's authority to do business in the State of New York and an incumbency certificate by Purchaser.

         (d) JOINTLY EXECUTED DOCUMENTS: Seller and Purchaser shall, on the Closing Date, each execute, acknowledge (as appropriate) and exchange the following documents:

                  (i) The returns required under the RET, the RPT and any other tax laws applicable to the transactions contemplated herein;

                  (ii) An Assignment and Assumption of Ground Lease in the form attached hereto as EXHIBIT 2;

                  (iii) An Assignment and Assumption of JV Option Agreement in the form attached hereto as EXHIBIT 5;

                  (iv) An Assignment and Assumption of Option to Lease Space Agreement in the form attached hereto as EXHIBIT 6 (it being understood that Seller shall cause MS to execute, acknowledge and deliver such Assignment and Assumption as an additional assignor thereunder);

                  (v) An Assignment and Assumption of the Assumed Contracts in the form attached hereto as EXHIBIT 7;


                  (vi) A General Assignment and Assumption Agreement in the form attached hereto as EXHIBIT 8;

                  (vii) An Assignment and Assumption of the Management Agreement in the form attached hereto as EXHIBIT 11;

                  (viii) An Assignment and Assumption of the Plaza Agreement in the form attached hereto as EXHIBIT 12;

                  (ix) An Assignment and Assumption of the Publicity Agreement in the form attached hereto as EXHIBIT 13;

                  (x) An Assignment and Assumption of the Rental Agency Agreement in the form attached hereto as EXHIBIT 14;

                  (xi) The Agreement - Post Closing Obligations in the form attached hereto as EXHIBIT 15 and the escrow agreement and all other documents contemplated thereunder; and

                  (xii) Any other affidavit, document or instrument required to be delivered by Seller or Purchaser on the Closing Date pursuant to the terms of this Agreement.

18.      CLOSING DATE

         The closing (the "CLOSING") of the transactions contemplated hereunder shall occur at 10:00 a.m. on November 13, 2001 (such date, or the date Seller sets for the Closing if Seller shall elect to extend this date pursuant to
SECTION 6 hereof, is herein referred to as the "SCHEDULED CLOSING DATE"; the actual date of the Closing is herein referred to as the "CLOSING DATE"), at the offices of Sellers' attorneys, Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York 10004. Time is of the essence as to Purchaser's obligation to close the transactions contemplated hereunder on the Scheduled Closing Date. Notwithstanding the foregoing, Purchaser shall have a one time right on written notice, to adjourn the Scheduled Closing Date for up to three
(3) business days (the "LATER CLOSING DATE"), time being of the essence for Purchaser to close the transaction on the Later Closing Date.

19.      NOTICES.

         All notices, demands, requests or other communications (collectively, "NOTICES") required to be given or which may be given hereunder shall be in writing and shall be sent by (a) national overnight delivery service, or (b) personal delivery, addressed as follows:

         (i)      If to Seller:

                                    Morgan Stanley & Co. Incorporated
                                    1633 Broadway
                                    New York, New York  10019
                                    Attention:  David Arena, Managing Director

                                    with a copy to:
                                    Morgan Stanley & Co. Incorporated
                                    1633 Broadway
                                    New York, New York  10019
                                    Attention:  Nan Molofsky
                                                Executive Director

                                    and a copy to:

                                    Fried, Frank, Harris, Shriver & Jacobson
                                    One New York Plaza
                                    New York, New York  10004
                                    Attention:  Jonathan L. Mechanic, Esq.

         (ii)     If to Purchaser:

                                    Lehman Brothers, Inc.
                                    101 Hudson Street
                                    Jersey City, New Jersey 07302
                                    Attention:  Mark J. Marcucci

                                    and a copy to:

                                    Office of the General Counsel
                                    Lehman Brothers, Inc.
                                    101 Hudson Street
                                    Jersey City, New Jersey  07302
                                    Attention:  Joseph Polizzotto, Esq.

                                    with a copy to:

                                    Weil, Gotshal & Manges LLP
                                    767 5th Avenue
                                    New York, New York  10153
                                    Attention:  Alan A. Lascher, Esq.

         Any Notice so sent by national overnight delivery service or personal delivery shall be deemed given on the date of receipt or refusal as indicated on the return receipt, or the receipt of the national overnight delivery service or personal delivery service. A Notice may be given either by a party or by such party's attorney. Seller or Purchaser may designate, by not less than five (5) business days' notice given to the others in accordance with the terms of this
SECTION 19, additional or substituted parties to whom Notices should be sent hereunder. The provisions of this Section 19 shall survive the termination hereof or the Closing.

20.      DEFAULT BY PURCHASER OR SELLER.

         (a) If Purchaser shall default in the payment of the Purchase Price or if Purchaser shall default in the performance of any of its other obligations to be performed on the Closing Date, Seller's sole remedy by reason thereof shall be to terminate this Agreement and, upon such termination, Seller shall be entitled to retain the Deposit as liquidated damages for Purchaser's default hereunder, it being agreed that the damages by reason of Purchaser's default are difficult, if not impossible, to ascertain, and thereafter Purchaser and Seller shall have no further rights or obligations under this Agreement except for those that are expressly provided in this Agreement to survive the termination hereof. If Seller terminates this Agreement pursuant to a right given to it hereunder and Purchaser takes any action which interferes with Seller's ability to sell, exchange, transfer, lease, dispose of or finance the Property or take any other actions with respect thereto (including, without limitation, the filing of any lis pendens or other form of attachment against the Property), then the named Purchaser (and any assignee of Purchaser's interest hereunder) shall be liable for all loss, cost, damage, liability or expense (including, without limitation, reasonable attorneys' fees, court costs and disbursements and consequential damages) incurred by Seller by reason of such action to contest by Purchaser (collectively, "INTERFERENCE DAMAGES"); provided that the named Purchaser (and any such assignee) shall have no such liability for such Interference Damages if it shall be determined by a final order of a court of competent jurisdiction that Seller shall not have been entitled to terminate this Agreement.

         (b) If Seller shall default in any of its obligations to be performed on the Closing Date Purchaser as its sole remedy by reason thereof (in lieu of prosecuting an action for damages (whether direct or consequential) or proceeding with any other legal course of conduct, the right to bring such actions or proceedings being expressly and voluntarily waived by Purchaser, to the extent legally permissible, following and upon advice of its counsel) shall have the right subject to the other provisions of this SECTION 20(B) (i) to seek to obtain specific performance of Seller's obligations hereunder, provided that any action for specific performance shall be commenced within sixty (60) days after such default (failing which Purchaser shall be deemed to have waived such remedy) or (ii) to terminate this Agreement (by delivering notice thereof to Seller) and to receive a return of the Deposit. If Purchaser fails to commence an action for specific performance within sixty
(60) days after such default, Purchaser's sole remedy shall be to receive a return of the Deposit. Upon such return and delivery, this Agreement shall terminate and neither party hereto shall have any further obligations hereunder except for those that are expressly provided in this Agreement to survive the termination hereof. Notwithstanding the foregoing, Purchaser shall have no right to seek specific performance if Seller shall be prohibited from performing its obligations hereunder by reason of any law, regulation, or other legal requirement applicable to Seller.

         (c) The provisions of this SECTION 20 shall survive the termination hereof.

21.      FIRPTA COMPLIANCE.

         Seller shall comply with the provisions of the Foreign Investment in Real Property Tax Act, Section 1445 of the Internal Revenue Code of 1986 (as amended), as the same may be amended from time to time, or any successor or similar law (collectively, "FIRPTA"). Seller acknowledges that Section 1445 of the Internal Revenue Code provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign person. To inform Purchaser that withholding of tax is not required upon the disposition of a United States real property interest by Seller, Seller hereby represents and warrants that Seller is not a foreign person as that term is defined in the Internal Revenue Code and Income Tax Regulations. On the Closing Date, Seller shall deliver to Purchaser a certification as to Seller's non-foreign status in the form attached hereto as EXHIBIT 4, and shall comply with any temporary or final regulations promulgated with respect thereto and any relevant revenue procedures or other officially published announcements of the Internal Revenue Service of the U.S. Department of the Treasury in connection therewith.

22.      ENTIRE AGREEMENT.

         Except as set forth in SECTION 29 hereof, this Agreement, including all schedules and exhibits hereto, contains all of the terms agreed upon between Seller and Purchaser with respect to the subject matter hereof, and all prior agreements, understandings, representations and statements, oral or written, between Seller and Purchaser are merged into this Agreement. The provisions of this SECTION 22 shall survive the Closing or the termination hereof.

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23.      AMENDMENTS.

         This Agreement may not be changed, modified or terminated, except by an instrument executed by Seller and Purchaser. The provisions of this SECTION 23 shall survive the Closing or the termination hereof.

24.      WAIVER.

         No waiver by either party of any failure or refusal by the other party to comply with its obligations shall be deemed a waiver of any other or subsequent failure or refusal to so comply. The provisions of this SECTION 24 shall survive the Closing or the termination hereof.

25.      PARTIAL INVALIDITY.

         If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and shall be enforced to the fullest extent permitted by law. The provisions of this SECTION 25 shall survive the Closing or the termination hereof.

26.      SECTION HEADINGS.

         The headings of the various sections of this Agreement have been inserted only for the purposes of convenience, and are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement. The provisions of this SECTION 26 shall survive the Closing or the termination hereof.

27.      GOVERNING LAW.

         This Agreement shall be governed by the laws of the State of New York without giving effect to conflict of laws principles thereof. The provisions of this SECTION 27 shall survive the Closing or the termination hereof.

28.      PARTIES; ASSIGNMENT AND RECORDING.

         (a) This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon Seller and Purchaser and their respective successors and permitted assigns.

         (b) Purchaser may not assign or otherwise transfer this Agreement or any of its rights or obligations hereunder or any of the direct or indirect ownership interests in Purchaser, without first obtaining Seller's consent thereto, which consent Seller may grant or withhold in its sole and absolute discretion. Notwithstanding the foregoing, Purchaser shall have the right to assign this Agreement to (1) one or more affiliates of Purchaser, (2) an entity or entities established by Purchaser for the purpose of providing synthetic lease or other financing, or (3) an entity or entities established in order to obtain governmental economic benefits for the Premises provided that (i) any such assignment shall be subject to the provisions of the Ground Lease; (ii) LHI shall execute and deliver the Substitute Guaranty and (iii) Purchaser shall have provided Seller with reasonable notice of such proposed assignment no later than five (5) days prior to Closing.

         (c) Neither this Agreement nor any memorandum hereof shall be recorded.

         (d) The provisions of SECTION 28(A) and 28(C) shall survive the Closing or the termination hereof. The provisions of SECTION 28(B) shall survive the termination hereof.

29.      CONFIDENTIALITY AND PRESS RELEASES.

         (a) Purchaser shall continue to comply with the provisions of the confidentiality agreement, dated October 5, 2001 (the "CONFIDENTIALITY AGREEMENT") heretofore executed by or on behalf of Purchaser and shall maintain as confidential all "Information" (including, without limitation, all information obtained in connection with Purchaser's access and inspection of the Premises under SECTION 3 hereof) in accordance with the provisions thereof. Notwithstanding the foregoing, the provisions of paragraph 6 of the Confidentiality Agreement are deemed of no further force and effect and are superceded by the provisions of this Agreement.

         (b) Between the date hereof through and including the Closing Date and except as otherwise expressly provided in clause (c) below, Purchaser and Seller shall not (and shall cause their respective agents, employees, attorneys and advisors including, without limitation, financial institutions to not) disclose, make known, divulge, disseminate or communicate the Purchase Price or any of the terms of this Agreement or this transaction or any agreement, document or understanding pertinent to the instant transaction without the consent of the other party, except (i) as required by law (including, without limitation, in connection with any securities filings), (ii) to Purchaser's and Seller's directors, employees and advisors (including those of its affiliates) involved in the transaction, (iii) to Purchaser's prospective lenders or investors.

         (c) Prior to the Closing, Seller and Purchaser shall confer and agree upon a press release disclosing the transaction and shall jointly issue such release at an appropriate time, agreed to by Seller and Purchaser, following the Closing. After the Closing, subject to the terms of the Publicity Agreement, Seller and Purchaser may issue additional press releases which do not contain confidential information and which do not make reference to the other party (unless the other party consents thereto).

         (d) Except as may be required by any law, rule or regulation of a governmental authority, by court order or by applicable accounting standards, Seller shall not publicly describe the transaction other than as a reflection of the approximate cost that Seller has or intends to spend on the Property.

         (e) The provisions of SECTION 29(A) shall survive the termination of this Agreement and the provisions of SECTION 29(B) and SECTION 29(C) shall survive the termination hereof or the Closing.

30.      FURTHER ASSURANCES.

         Seller and Purchaser will do, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, assignments, notices, transfers and assurances as may be reasonably required by the other party, for the better assuring, conveying, assigning, transferring and confirming unto Purchaser the Property and for carrying out the intentions or facilitating the consummation of this Agreement. The provisions of this SECTION 30 shall survive the Closing.

31.      THIRD PARTY BENEFICIARY.

         This Agreement is an agreement solely for the benefit of Seller and Purchaser (and their permitted successors and/or assigns). No other person, party or entity shall have any rights hereunder nor shall any other person, party or entity be entitled to rely upon the terms, covenants and provisions contained herein. The provisions of this SECTION 31 shall survive the Closing or the termination hereof.

32.      JURISDICTION AND SERVICE OF PROCESS.

         The parties hereto agree to submit to personal jurisdiction in the State of New York in any action or proceeding arising out of this Agreement and, in furtherance of such agreement, the parties hereby agree and consent that without limiting other methods of obtaining jurisdiction, personal jurisdiction over the parties in any such action or proceeding may be obtained within or without the jurisdiction of any court located in New York and that any process or notice of motion or other application to any such court in connection with any such action or proceeding may be served upon the parties by registered or certified mail to or by personal service at the last known address of the parties, whether such address be within or without the jurisdiction of any such court. The provisions of this SECTION 32 shall survive the Closing or the termination hereof.

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33.      WAIVER OF TRIAL BY JURY.

         SELLER AND PURCHASER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR COUNTERCLAIM ARISING IN CONNECTION WITH, OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT. THE PROVISIONS OF THIS SECTION 33 SHALL SURVIVE THE CLOSING OR THE TERMINATION HEREOF.

34.      MISCELLANEOUS.

         (a) Whenever in this Agreement it is provided that Purchaser's successors and/or transferees and/or assignees shall have any rights or obligations, such phrase shall be deemed to include all designees of Purchaser as well as all of the transferees, successors and assigns of Purchaser and such designees.

         (b) This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and together constitute one and the same instrument.

         (c) Any consent or approval to be given hereunder (whether by Seller or Purchaser) shall not be effective unless in writing. Except as otherwise expressly provided herein, any consent or approval requested of Seller or Purchaser shall not be unreasonably withheld by Seller or Purchaser.

         (d) The provisions of this SECTION 34 shall survive the Closing or the termination hereof.

         (e) This Agreement shall not be assignable by Seller.

         (f) The submission of this document and all subsequent drafts by Seller or its attorneys shall not be deemed an offer by Seller to sell or Purchaser to purchase the Property on the terms set forth in such drafts and such document or draft may be withdrawn or modified by Seller or its agent at any time or for any reason. Neither this document nor any draft shall be effective nor shall either party have any rights or obligations with respect to the Property or under this Agreement unless and until Seller and Purchaser shall have executed this document and delivered same to the other and all the conditions to the effectiveness hereof contained herein shall have been met.

         (g) The provisions of this Section 34 shall survive the Closing or the termination hereof.

35.      ORGANIZATIONAL REPRESENTATIONS.

         (a) Seller hereby represents and warrants to Purchaser that (i) Seller is a duly organized limited liability company which is in valid existence under the laws of the State of Delaware, (ii) Seller is in good standing and authorized to do business in the State of New York and (iii) Seller's execution of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary limited liability company action.

         (b) Purchaser hereby represents and warrants to Seller that (i) Purchaser is a duly organized corporation which is in valid existence and in good standing under the laws of the State of Delaware, (ii) Purchaser is in good standing and authorized to do business in the state of New York and (ii) Purchaser's execution of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate action.

         (c) The provisions of this SECTION 35 shall survive the Closing.

36.      CERTAIN GROUND LEASE PROVISIONS.

         (a) Purchaser acknowledges that pursuant to Article 38 of the Ground Lease Landlord has a right of first offer ("ROFO") with respect to any sale of the Property. Seller has requested that Landlord waive such ROFO in writing; provided, however, that Seller shall incur no liability if Landlord fails to do so. Notwithstanding the foregoing, Seller has sent Landlord a notice (a copy of which is attached hereto as Schedule M) as required under the Ground Lease. If Landlord fails timely to give a Negotiation Notice (as defined in the Ground Lease) to Seller, the parties shall proceed to close the transaction as contemplated hereby. If Landlord gives a Negotiation Notice, then the Scheduled Closing Date shall be postponed until the end of the 60-day Negotiation Period. If such Negotiation Period shall expire without Landlord and Seller entering into a Purchase and Sale Agreement and Seller receives the Certification or waives the requirements for such Certification, then Seller shall notify Purchaser and the parties shall promptly proceed to Closing. If Landlord and Seller shall enter into a purchase and Sale Agreement pursuant to the ROFO, then Seller shall have the right to terminate this Agreement and close on the sale to Landlord pursuant to the terms of such purchase and sale agreement. In such event, the Deposit shall be returned to Purchaser and neither Purchaser nor Seller shall have any further obligations to other except those, if any, as are expressly stated herein to survive such termination.

         (b) Seller and Purchaser agree to cooperate with one another in all respects in order to comply with the requirements of Article 22 of the Ground Lease to effect, as of the Closing Date, a permitted "Restricted Transfer" of the Seller's interest in the Ground Lease (as such term is defined in the Ground Lease) and to obtain (i) confirmation from

Landlord that Seller has complied with the provisions of Article 22 and (ii) a release of Tenant and Guarantor (as defined in the Ground Lease) from any further obligations under the Ground Lease, the Existing Guaranty and other Operative Documents accruing from and after the date of such assignment. Notwithstanding the foregoing, Seller and MS shall remain responsible for all of the monetary obligations of Seller under the Development Agreement between Seller and Rockefeller Group Development Corporation dated November 19, 1998 (the "DEVELOPMENT AGREEMENT"). The execution and delivery by Landlord of the confirmation and release referred to in clauses (i) and (ii) above shall be a condition to Seller's obligation to close hereunder.

         (ii) Immediately after the execution of this Agreement, pursuant to
Section 22.4.5 of the Ground Lease, Seller and Purchaser shall submit to Landlord (A) the notice of the proposed transaction contemplated by ss. 22.4.5,
(B) certified financial statements for the substitute guarantor LHI prepared in accordance with GAAP for the three (3) full years prior to the proposed transfer, (C) a form of substitute guaranty to be executed by LHI as required by
Section 22.4.2.2.1 of the Ground Lease substantially in the form attached hereto as Exhibit 9, (D) a copy of the proposed instrument(s) of assignment of the Ground Lease containing, INTER ALIA, the name, address and telephone number of the assignee substantially in the form attached hereto as Exhibit 2, (E) a copy of the proposed instrument(s) of assumption by Purchaser containing, INTER ALIA, the name, address and telephone number of the assignee substantially in the form attached hereto as Exhibit 2, (F) if the assignee is not a Public Company, the affidavit required pursuant to ss. 22.4.5.5 of the Ground Lease, and (G) Purchaser shall also deliver an opinion of counsel of LHI as to the power and authority of LHI to execute and deliver such substitute guaranty which opinion shall be substantially in the form attached hereto as Exhibit 10.

         (iii) The parties will cooperate with one another to seek to obtain the confirmation and release contemplated under paragraph (b) above including, without limitation, if appropriate in Seller's reasonable judgment, the commencement of any arbitration proceeding contemplated by Article 22 of the Ground Lease.

         (iv) At Seller's election, Seller may, in its sole and absolute discretion, accept in lieu of all or a portion of the release provided for in paragraph (b)(ii) above, an indemnity from LHI against any loss, liability, cost, damages or expense including, without limitation, all reasonable legal fees and disbursements, arising out of any obligation under the Existing Guaranty or the Operative Documents which is not released by Landlord and which accrues at any time from and after the date of Closing except to the extent the same relates to the Development Agreement which shall in all events remain the liability of Seller and MS.

37.      CONDITION OF PREMISES AT CLOSING.

         (a) Pursuant to this Agreement, Seller is conveying to Purchaser, the Building, the Interior Improvements, the FF&E, the IT Equipment and the Exterior Signs being installed in the Building presently under construction on the Land pursuant to the Base Building Plans, the Interior Improvement Plans, the FF&E Specifications, the IT Equipment Specifications, the Exterior Signs Specifications and all specifications, drawings and sketches underlying so-called change orders to the foregoing (collectively, the "PLANS"). Seller also has certain obligations to complete in accordance with the Plans and the approvals granted Seller by local governmental authorities ("APPROVALS"), certain site improvements as set forth on SCHEDULE G hereto (the "HOIST RELATED WORK"), certain work required by the Subway Agreement, (the "SUBWAY WORK") and to dedicate, in accordance with the Approvals, certain space in the Building for entertainment use to comply with the entertainment requirement of the district within which the Premises are located (the "DEDICATION REQUIREMENT"). Subject to Section (b) below, Seller agrees, following the Closing Date, to substantially complete the work contemplated by the Plans (the "PROJECT"), including the Hoist Related Work and the Subway Work and to satisfy the Dedication Requirement, subject to and in accordance with the provisions of the terms of the Post Closing Agreement.

         (b) Notwithstanding the provisions of SECTION 37(a) above Purchaser shall have the one-time right, exercisable on or before November 1, 2001, TIME BEING OF THE ESSENCE, to notify Seller that Purchaser elects to have Seller cease, as of the Closing Date, to perform any Interior Improvements and to deliver and install any FF&E and IT Equipment (i) on one or more, but less than all, of the floors of the Building (a "STOP WORK NOTICE") or (ii) in the entire Building (a "FULL STOP ELECTION"). Upon receipt of a Stop Work Notice or Full Stop Election, Seller shall notify the respective Contractors responsible for the substantial completion of the work on the floor or floors for which a Stop Work Notice or a Full Stop Election has been given and obtain from such Contractors a determination of the amount of credit, if any, that will be given by such Contractor(s) as a result thereof. Purchaser and Seller agree that as to any floor or floor for which a Stop Work Notice has been received, Seller shall deliver such floor to Purchaser on the Closing Date in its then "as is" condition and credit Purchaser, at Closing, with an amount equal to the credits actually given to Seller by those Contractors whose work has been stopped or cancelled on such floor or floors. In the event Purchaser delivers a Full Stop Election, any credit shall be determined as provided in paragraph 10(b) of the Post Closing Agreement. Upon receipt of a Full Stop Election, Seller shall notify Turner Construction ("TURNER") and obtain from Turner a determination of the amount then due and payable under Turner's agreement with Seller to perform the Interior Improvements. In the event of a Full Stop Election, (A) Seller shall deliver to Purchaser on the Closing Date the entire Building in its then "as is" condition (except for Seller's remaining obligations with respect to Base Building Work and obtaining the Zero

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Occupancy TCO), (B) [INTENTIONALLY DELETED] and (C) Seller shall assign to
Purchaser at Closing all of the FF&E Contracts and the IT Contracts, as such terms are defined in the Post Closing Agreement, other than any thereof providing for Excluded Personalty or which Seller would otherwise not be obligated to perform for Purchaser under the Post Closing Agreement in the absence of any Stop Work Notice or Full Stop Election. In no event shall the agreement between seller and Turner by assigned to Purchaser without Turner's consent.

         (c) The provisions of this Article 37 shall survive Closing.

38.      LIMITATION ON EMPLOYMENT.

         So as not to interfere with the timely completion of the Improvements, Purchaser agrees on behalf of itself and its affiliates that it shall not solicit for employment, hire or otherwise utilize the services of any individual or entity directly or indirectly, who has performed or hereafter performs services relating to the design, development, construction or operation of the Premises for or on behalf of MSDW, MS or any Seller Related Parties, directly or indirectly (the "PROJECT PERSONNEL") without Seller's prior consent (which may be written or oral, but if oral, thereafter confirmed in writing), which consent may be withheld if in MSDW's reasonable discretion MSDW believes that such employment shall have an adverse affect on the final completion of the Premises. This restriction shall terminate on the date Purchaser acknowledges in writing that final completion of the Premises has occurred. Notwithstanding the foregoing, Purchaser shall not be precluded from continuing its relationships with such entities or persons employed thereby with whom Purchaser has an existing relationship and may engage Hines as an Advisor provided that the employees of Hines acting on behalf of Purchaser shall be subject to the limitations of this Section. Prior to final completion of the Project, subject to a written agreement between the parties Seller may assign and Purchaser assume one or more of the contracts relating to the final completion of the Project, at which time this restriction shall no longer be applicable to such contractor and its employees. The provisions of this Article 38 shall survive Closing.

         IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed the day and year first above written.

                                            SELLER:
                                            -------

                                            MSDW 745, LLC

                                            By:  MS Financing, Inc.


                                                 By: /s/ Roger Hochschild
                                                    ----------------------------
                                                    Name:  Roger Hochschild
                                                    Title: Vice President


                                            PURCHASER:
                                            ----------

                                            LB 745 LLC


                                            By: /s/ Joseph M. Gregory
                                               ---------------------------------
                                               Name:  Joseph M. Gregory
                                               Title: Chief Administrative
                                                      Officer

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                         [Schedules and Exhibits Omitted]